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MORGAN STANLEY DEAN WITTER
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                           J&L Specialty Steel, Inc.
                                       at

                              $6.375 Net Per Share
                                       by

                             Ice Acquisition Corp.
                          a wholly owned subsidiary of

                                     Usinor

              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
          MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 10, 1998
                         UNLESS THE OFFER IS EXTENDED.

                                                               November 12, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

We have been appointed by Ice Acquisition Corp., a Pennsylvania corporation ("Purchaser") and a wholly owned subsidiary of Usinor, a societe anonyme organized under the laws of the Republic of France ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of J&L Specialty Steel, Inc., a Pennsylvania corporation (the "Company"), at a price of $6.375 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated November 12, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES WITHOUT REGARD TO THE SHARES CURRENTLY OWNED BY PARENT (THE "MINIMUM CONDITION"). THE MINIMUM CONDITION MAY NOT BE WAIVED WITHOUT THE CONSENT OF THE SPECIAL COMMITTEE (AS DEFINED IN THE OFFER TO PURCHASE).

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase, dated November 12, 1998;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Harris Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;
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          4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. A letter to shareholders of the Company from Eugene A. Salvadore, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 10, 1998 UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other required documents.

     A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot deliver those certificates and all other required documents or who cannot comply with the procedure for book-entry transfer prior to the expiration of the Offer may tender such Shares by following the guaranteed delivery procedure described under "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Morgan Stanley & Co. Incorporated or Innisfree M&A Incorporated (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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